EXHIBIT 99.1

HOLD FOR RELEASE UNTIL 7:30am ET November 3, 2004

A.D.A.M. Announces Third Quarter Earnings of $0.05 Per Share

Revenues increase 22%, Healthcare-related revenues climb 47%

Atlanta, GA — November 3, 2004 — A.D.A.M., Inc. (Nasdaq: ADAM), a leading developer of interactive health information and decision support tools for the healthcare and education markets, today announced financial results for the third quarter ended September 30, 2004.

A.D.A.M, Inc. reported net income for the third quarter of 2004 of $405,000, or $0.05 per fully diluted share, as compared to net income of $86,000, or $0.01 per fully diluted share, in the year ago quarter.  Revenues for the quarter ended September 30, 2004 were $2,278,000 compared to revenues of $1,873,000 in the year-ago period, an increase of approximately 22%.

A.D.A.M. reported net income for the nine-month period ended September 30, 2004 of $945,000, or $0.11 per fully diluted share, as compared to net income of $511,000, or $0.06 per fully diluted share, for the nine months ended September 30, 2003.  Revenues for the nine-month period ended September 30, 2004 were $5,962,000 compared to revenues of $6,151,000 during the same period last year.  The decrease in revenues for the nine-month period was due to the expiration of a content license agreement with WebMD Corp. that contributed approximately $600,000 of revenue in the first quarter of 2003.

Revenues from the Company’s healthcare-related business increased approximately 47%, to $1,567,000 for the three months ended September 30, 2004 as compared to $1,063,000 for the year ago quarter. Revenues from healthcare represent approximately 69% of the Company’s total revenues for the three-month period ended September 30, 2004.

On a sequential performance basis, revenues for the third quarter of 2004 increased approximately 18% as compared to the second quarter of 2004, net income increased approximately 29%, and cash and investments increased approximately 23%.  As of September 30, 2004, the Company’s cash and investments were $6,411,000, an increase of $1,857,000 as compared to $4,554,000 as of December 31, 2003.

Robert S. Cramer, Jr., A.D.A.M.’s Chairman and CEO, commented: “Our results today demonstrate A.D.A.M.’s ability to grow its business. With a number of new initiatives in place, and seven consecutive quarters of profitability behind us, we anticipate a strong year-end finish and believe we are well positioned for 2005.”

Conference Call Information

A.D.A.M. will hold its third quarter earnings conference call today, November 3, 2004, at 10:00 A.M. ET. To participate in the call, please dial (877) 829-1372 approximately five minutes prior to the start time.  International callers may dial (706) 679-8134.

Forward-Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in this press release are forward-looking statements. These statements, especially revenue, net income and cash flow forecasts, involve a number of risks and uncertainties that could cause actual results, performance or developments to differ materially. Factors that could affect the company’s actual results, performance or developments include general economic conditions, development of the Internet as a source of health information, pricing actions taken by competitors, demand for the company’s health information, and changes in laws and regulations that impact how the company conducts its business. A.D.A.M. disclaims any obligation or duty to update any of its forward-looking statements.

About A.D.A.M., Inc.

For more than a decade, A.D.A.M.’s unique, visually engaging health content, decision support tools and educational products have been helping millions of people “get smart” about their health and wellness. With one of the largest consumer-oriented medical information libraries in the world, A.D.A.M. markets its solutions to leading healthcare and pharmaceutical organizations, government, employers, and educational institutions. To learn more about A.D.A.M., visit www.adam.com or call 1-800-408-ADAM.

For further information, contact:

Victor Thompson

A.D.A.M., Inc.

(770) 425-7877

###

A.D.A.M., Inc.

Condensed Consolidated Statements of Operations

and Summary Balance Sheet Data

(In thousands, except per share data)

(Unaudited)

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2004	2003	2004	2003

Total Revenues	$2,278	$1,873	$5,962	$6,151

Operating expenses:
Cost of revenues	457	420	1,185	1,296
General and administrative	458	487	1,206	1,312
Product and content development	407	281	1,007	1,124
Sales and marketing	430	392	1,227	1,353
Depreciation and amortization	146	217	443	588

Total operating expenses	1,898	1,797	5,068	5,673

Operating income	380	76	894	478

Interest income (expense), net	25	10	51	33

Net income	405	86	945	511

Basic net income per common share	$0.05	$0.01	$0.12	$0.07

Basic weighted average number of common shares outstanding	7,904	7,421	7,881	7,163

Diluted net income per common share	$0.05	$0.01	$0.11	$0.06

Diluted weighted average number of common shares outstanding	8,735	8,325	8,649	7,973

	Summary Balance Sheet Data

	9/30/2004	12/31/2003
Cash and cash equivalents	$2,686	$4,554
Accounts receivable, net	1,316	1,407
Investments, short term	2,725	—
Total current assets	7,196	6,355
Investments, long term	1,000	—
Goodwill	2,043	2,043
Total assets	12,073	10,496
Deferred revenue	2,854	2,295
Short term debt	12	11
Total current liabilities	3,612	2,940
Total liabilities	3,639	2,976
Shareholders' equity	8,434	7,520
Working capital	3,584	3,415